------
FORM 3                                                                                                         OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION               OMB Number: 3235-0104
                                                           WASHINGTON, DC 20549                       Expires: December 31, 2001
                                                                                                      Estimated average burden
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES        hours per response. . . . 0.5


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  |2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Original
Puroll        Kellie           A.         |     08/23/02                                                 |    (Month/Day/Year)
---------------------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |
                                          |   Number of          |   or Trading Symbol                   |
                                          |   Reporting Person,  |                                       |
----------------------------------------- |   if an Entity       |   North Bancorp, Inc.                 |
227 Aldorova Drive                        |   (Voluntary)        |                                       |
------------------------------------------|                      |---------------------------------------|------------------------
               (Street)                   |                      |5. Relationship of Reporting Person    |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   Joint/Group Filing
Gaylord           MI             49735    |                      |       X   Director       10% Owner    |  (Check applicable line)
------------------------------------------|                      |     -----           -----             |    X   Form Filed by
(City)          (State)          (Zip)    |                      |           Officer (give title below)  |  ----- One Reporting
                                                                       -----                                      Person
                                                                             Other (specify below)                Form file by
                                                                       -----                                ----- More than one
                                                                                                                  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock - $1.00 par value    |  None                     |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                         REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER



                                       1-

FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.                                                              /s/ Kellie A. Puroll         August 30, 2002
                                                                               --------------------------------        Date
   See 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).                                   ** Signature of Reporting Person
                                                                                       Kellie A. Puroll
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                     - 2 -